EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Contacts:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-487-6555

Capitol Bancorp Limited Announces Termination of Its Exchange Offer

LANSING, Mich., and PHOENIX, Ariz: October 7, 2009: Capitol Bancorp Limited (NYSE: CBC) (“Capitol”) announced today that it has terminated its exchange offer (the “Exchange Offer”) to acquire all of the outstanding shares of the common stock of Capitol Development Bancorp Limited III, Capitol Development Bancorp Limited IV, Capitol Development Bancorp Limited V and Capitol Development Bancorp Limited VI  (each a “CDBL” and collectively, the “CDBLs”) without accepting for exchange or exchanging any shares of the common stock of any of the CDBLs.

The Exchange Offer was subject to several conditions, including the conditions set forth in items (a) and (d) on page 59 of the prospectus relating to the Exchange Offer.  Because the conditions set forth in items (a) and (d) on page 59 of the prospectus relating to the Exchange Offer have not been satisfied, Capitol has elected to terminate the Exchange Offer pursuant to the terms and conditions of the Exchange Offer.

As a result of the termination of the Exchange Offer, no units consisting of shares of Trust-Preferred Securities issued by Capitol Trust XII, a Delaware statutory trust, and shares of Capitol’s Series A Noncumulative Convertible Perpetual Preferred Stock will be issued for shares of the CDBLs to holders of shares of the CDBLs who have validly tendered their shares of a CDBL in connection with the Exchange Offer.  Shares of the CDBLs previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders.

This press release does not constitute an offer to sell or a solicitation of an offer to buy securities, nor shall there be any offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $5.6 billion national community banking company, with a network of bank operations in 17 states. It is the holder of the most individual bank charters in the country. Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.

Forward Looking Statement
Certain statements in this announcement contain forward-looking statements that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors.

All forward-looking statements speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to the company or any person acting on the Corporation’s behalf are qualified by the cautionary statements in this press release. The Corporation does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.